Exhibit 99.1

FS Bancorp, Inc. Reports Net Income for the Third Quarter of $12.7 Million or $2.94 Per Diluted Share, and Thirty-First Consecutive Quarterly Dividend

MOUNTLAKE TERRACE, WA – October 26, 2020 – FS Bancorp, Inc. (NASDAQ:FSBW) (the “Company”), the holding company for 1st Security Bank of Washington (the “Bank”) today reported 2020 third quarter net income of $12.7 million, or $2.94 per diluted share, compared to $7.1 million, or $1.58 per diluted share for the same period last year.

“Operating within the backdrop of the global COVID-19 pandemic, we focused on our established community banking business plan to achieve robust loan growth and strong profitability, stated Joe Adams, CEO. We are also pleased to announce that our Board of Directors has approved our thirty-first consecutive quarterly cash dividend. The quarterly dividend of $0.21 will be paid on November 19, 2020, to shareholders of record as of November 6, 2020.”

Updated response to the novel coronavirus of 2019 (“COVID-19”) pandemic:

The Company is following the Federal Housing Finance Agency guidelines for forbearance, foreclosure relief, and late payment reporting for the COVID-19 pandemic on all serviced loans and a modified format for portfolio loans. For portfolio loans, the primary method of relief is to allow the borrower up to 90-days of interest only payments and/or loan payment deferments, and, on a more limited basis, waived interest, late fees, or interest only loan payments and suspended foreclosure proceedings. As of September 30, 2020, the amount of portfolio loans remaining under payment/relief agreements includes commercial real estate loans of $23.8 million, commercial business loans of $7.6 million, portfolio one-to-four-family loans of $3.3 million, and consumer loans of $280,000. Additional detail is provided below in the “Credit Quality” discussion.

The Company participated in the U.S. Small Business Administration’s (“SBA”) Paycheck Protection Program (“PPP”) through its conclusion on August 8, 2020. For borrowers in the communities we serve, the Company has funded 471 PPP loans totaling $74.1 million as of September 30, 2020.

All of our branches are open and we continue to remain flexible as to branch operations based on the guidance provided for the communities in which we operate. The majority of our employees continue to work remotely, where feasible.

2020 Third Quarter Highlights

●	Net income was $12.7 million for the third quarter of 2020, compared to $10.0 million in the previous quarter, and $7.1 million for the same quarter one year ago;
●	In response to the COVID-19 pandemic and its continued adverse economic impact and due to additional loan growth, the provision for loan losses was $3.1 million this quarter and $4.6 million in the previous quarter, compared to $573,000 for the same quarter one year ago;
●	Total gross loans increased $50.5 million during the quarter to $1.52 billion at September 30, 2020, compared to $1.47 billion at June 30, 2020, and $1.33 billion at September 30, 2019;
●	The allowance for loan and lease losses (“ALLL”) to gross loans receivable (excluding loans held for sale (“HFS”)) for the third quarter of 2020 was 1.63%, up from 1.47% in the previous quarter and 0.96% for the same quarter one year ago. The adjusted ALLL to gross loans receivable, excluding loans HFS and PPP loans, was 1.72% (See “Non-GAAP Financial Measures”);

FS Bancorp Q3 Earnings
October 26, 2020

●	The Company closed a record $589.9 million of one-to-four family loans in the third quarter, an increase of $111.5 million from the second quarter and $301.0 million from the third quarter of 2019;
●	Total deposits increased $6.3 million during the quarter, including an increase of $20.7 million in relationship-based transactional deposits (noninterest-bearing checking, interest-bearing checking, and escrow accounts), partially offset by a reduction of $21.9 million in wholesale deposits; and
●	Our Board of Directors approved a share repurchase plan which includes up to $5.0 million of shares to be repurchased over the next 12 months, depending on market conditions and other factors including the Company’s liquidity requirements. The Company repurchased 11,010 shares of its common stock during the quarter ended September 30, 2020, at an average price per share of $40.61.

Asset Summary

Total assets increased $45.9 million, or 2.3%, to $2.05 billion at September 30, 2020, compared to $2.01 billion at June 30, 2020, and increased $359.6 million, or 21.2%, from $1.69 billion at September 30, 2019.  The quarter over linked quarter increase in total assets was primarily due to increases in loans HFS of $75.7 million, loans receivable, net of $47.1 million, other assets of $6.3 million, securities held-to-maturity of $5.5 million, securities available-for-sale of $4.4 million, and servicing rights of $1.1 million, partially offset by a decrease in total cash and cash equivalents of $90.1 million, certificates of deposit (“CDs”) at other financial institutions of $3.7 million, and Federal Home Loan Bank (“FHLB”) stock of $1.1 million. Year over year increases in total assets included increases in loans receivable, net of $180.2 million, loans HFS of $134.5 million, securities available-for-sale of $67.1 million, other assets of $9.6 million, and securities held-to-maturity of $5.5 million, partially offset by decreases in total cash and cash equivalents of $26.8 million and CDs at other financial institutions of $10.0 million.

(Dollars in thousands)	September 30, 2020		June 30, 2020		September 30, 2019
	Amount	Percent	Amount	Percent	Amount	Percent
REAL ESTATE LOANS
Commercial	$227,354	15.0%	$222,265	15.1%	$205,500	15.5%
Construction and development	191,933	12.6	183,029	12.5	200,720	15.1
Home equity	40,459	2.6	35,082	2.4	36,607	2.8
One-to-four-family (excludes HFS)	300,863	19.8	295,220	20.1	253,783	19.1
Multi-family	130,243	8.6	132,329	9.0	122,375	9.2
Total real estate loans	890,852	58.6	867,925	59.1	818,985	61.7

CONSUMER LOANS
Indirect home improvement	276,693	18.2	264,781	18.0	245,238	18.5
Marine	84,650	5.6	76,893	5.2	68,036	5.1
Other consumer	3,465	0.2	3,647	0.3	4,660	0.4
Total consumer loans	364,808	24.0	345,321	23.5	317,934	24.0

COMMERCIAL BUSINESS LOANS
Commercial and industrial	224,276	14.8	213,961	14.6	134,104	10.1
Warehouse lending	39,482	2.6	41,701	2.8	55,172	4.2
Total commercial business loans	263,758	17.4	255,662	17.4	189,276	14.3
Total loans receivable, gross	1,519,418	100.0%	1,468,908	100.0%	1,326,195	100.0%

Allowance for loan losses	(24,799)		(21,524)		(12,765)
Deferred costs and fees, net	(4,240)		(4,231)		(3,137)
Premiums on purchased loans, net	1,124		1,272		995
Total loans receivable, net	$1,491,503		$1,444,425		$1,311,288

FS Bancorp Q3 Earnings
October 26, 2020

Loans receivable, net increased $47.1 million to $1.49 billion at September 30, 2020, from $1.44 billion at June 30, 2020, and increased $180.2 million from $1.31 billion at September 30, 2019. The quarter over linked quarter increase in total real estate loans was $22.9 million, including increases in construction and development loans of $8.9 million, one-to-four-family portfolio loans of $5.6 million, home equity loans of $5.4 million, and commercial real estate loans of $5.1 million, partially offset by decreases in multi-family loans of $2.1 million. Consumer loans increased $19.5 million, primarily due to an increase of $11.9 million in indirect home improvement loans and $7.8 million in marine loans. Commercial business loans increased $8.1 million, primarily due to an increase in commercial and industrial loans of $10.3 million, partially offset by reductions in warehouse lending of $2.2 million. The increase in commercial and industrial loans was primarily tied to the continued investment in commercial lenders and their related business banking customers.

Originations of one-to-four-family loans to purchase and to refinance a home for the current quarter and the three months ended June 30, 2020, and for the three and nine months ended September 30, 2020 and 2019 were as follows:

(Dollars in thousands)	For the Three Months Ended		For the Three Months Ended		Quarter	Quarter
	September 30, 2020		June 30, 2020		over Quarter	over Quarter
	Amount	Percent	Amount	Percent	$ Change	% Change
Purchase	$243,974	41.4%	$143,060	29.9%	$100,914	70.5
Refinance	345,919	58.6	335,333	70.1	10,586	3.2
Total	$589,893	100.0%	$478,393	100.0%	$111,500	23.3

	For the Three Months Ended		For the Three Months Ended		Year	Year
	September 30, 2020		September 30, 2019		over Year	over Year
	Amount	Percent	Amount	Percent	$ Change	% Change
Purchase	$243,974	41.4%	$163,459	56.6%	$80,515	49.3
Refinance	345,919	58.6	125,419	43.4	220,500	175.8
Total	$589,893	100.0%	$288,878	100.0%	$301,015	104.2

	For the Nine Months Ended		For the Nine Months Ended		Year	Year
	September 30, 2020		September 30, 2019		over Year	over Year
	Amount	Percent	Amount	Percent	$ Change	% Change
Purchase	$501,686	37.1%	$411,167	64.4%	$90,519	22.0
Refinance	852,202	62.9	227,547	35.6	624,655	274.5
Total	$1,353,888	100.0%	$638,714	100.0%	$715,174	112.0

During the quarter ended September 30, 2020, the Company sold $479.6 million of one-to-four-family loans compared to sales of $427.0 million during the previous quarter, and sales of $247.3 million during the same quarter one year ago. During the nine months ended September 30, 2020, the Company sold $1.12 billion of one-to-four-family loans compared to sales of $551.6 million during the same period last year. Refinance activity increased significantly over the last year in response to decreases in market interest rates. Purchase activity in the third quarter of 2020 and year to date 2020 is also up significantly year over year (49% and 22% respectively) demonstrating our focus on purchase originations.

The Bank sold $3.0 million of securities available-for-sale during the third quarter of 2020 realizing a gain of $119,000. The Bank sold these securities to reduce both the effective portfolio duration and amount of lower yielding investments. The proceeds were used to fund loan growth during the quarter.

FS Bancorp Q3 Earnings
October 26, 2020

Liabilities and Equity Summary

Changes in deposits for the periods ending are as follows:

(Dollars in thousands)
	September 30, 2020		June 30, 2020
Relationship-based transactional deposits:	Amount	Percent	Amount	Percent	$ Change	% Change
Noninterest-bearing checking	$338,781	21.0%	$333,588	20.8%	$5,193	1.6
Interest-bearing checking	229,576	14.2	220,214	13.7	9,362	4.3
Escrow accounts related to mortgages serviced	18,062	1.1	11,909	0.7	6,153	51.7
Subtotal	586,419	36.3	565,711	35.2	20,708	3.7
Savings	144,886	9.0	143,740	8.9	1,146	0.8
Money market	377,585	23.4	324,253	20.2	53,332	16.4
Subtotal	522,471	32.4	467,993	29.1	54,478	11.6
Certificates of deposit less than $100,000	285,650	17.7	321,634	20.0	(35,984)	(11.2)
Certificates of deposit of $100,000 through $250,000	150,437	9.3	166,543	10.4	(16,106)	(9.7)
Certificates of deposit of $250,000 and over	68,242	4.3	84,991	5.3	(16,749)	(19.7)
Subtotal	504,329	31.3	573,168	35.7	(68,839)	(12.0)
Total	$1,613,219	100.0%	$1,606,872	100.0%	$6,347	0.4

(Dollars in thousands)
	September 30, 2020		September 30, 2019
Relationship-based transactional deposits:	Amount	Percent	Amount	Percent	$ Change	% Change
Noninterest-bearing checking	$338,781	21.0%	$264,482	19.1%	$74,299	28.1
Interest-bearing checking	229,576	14.2	196,834	14.2	32,742	16.6
Escrow accounts related to mortgages serviced	18,062	1.1	16,591	1.2	1,471	8.9
Subtotal	586,419	36.3	477,907	34.5	108,512	22.7
Savings	144,886	9.0	114,826	8.3	30,060	26.2
Money market	377,585	23.4	258,883	18.7	118,702	45.9
Subtotal	522,471	32.4	373,709	27.0	148,762	39.8
Certificates of deposit less than $100,000	285,650	17.7	273,982	19.7	11,668	4.3
Certificates of deposit of $100,000 through $250,000	150,437	9.3	177,075	12.8	(26,638)	(15.0)
Certificates of deposit of $250,000 and over	68,242	4.3	83,929	6.0	(15,687)	(18.7)
Subtotal	504,329	31.3	534,986	38.5	(30,657)	(5.7)
Total	$1,613,219	100.0%	$1,386,602	100.0%	$226,617	16.3

Due to the COVID-19 pandemic and the resulting availability of PPP loan funds and stimulus funds, the tables above reflect quarter over linked quarter and year over year changes in deposits, partially impacted by customers transferring funds from CDs to more liquid interest-bearing accounts, such as money market and interest-bearing checking.

At September 30, 2020, non-retail CDs, which include brokered CDs, online CDs, and public funds CDs, decreased $21.9 million to $173.3 million, due to brokered deposit maturities, compared to $195.1 million at June 30, 2020. The year over year increase in non-retail CDs of $32.1 million from $141.1 million at September 30, 2019, was the result of a $29.9 million increase in brokered CDs tied to longer term interest rate swap transactions, a $2.0 million increase in online CDs, and a $269,000 increase in public funds CDs. Management remains focused on increasing its lower cost relationship-based deposits to fund long-term asset growth.

At September 30, 2020, borrowings increased $23.4 million, or 15.6%, to $173.6 million, from $150.3 million at June 30, 2020, and increased $96.8 million, or 125.9% from $76.9 million at September 30, 2019. The increase in borrowings from the linked quarter is primarily due to the addition of Federal Reserve Bank (“FRB”) borrowings of $27.0 million to fund short term HFS growth and advances from the Paycheck Protection Program Liquidity

FS Bancorp Q3 Earnings
October 26, 2020

Facility (“PPPLF”) of $11.1 million, partially offset by the pay down of FHLB advances of $14.8 million. Under the PPPLF, the Bank pledged PPP loans at face value as collateral to obtain FRB non-recourse loans. The increase from the prior year is primarily due to the PPPLF and FRB borrowings.

Total stockholders’ equity increased $11.9 million, to $220.6 million at September 30, 2020, from $208.6 million at June 30, 2020, and increased $26.3 million, from $194.3 million at September 30, 2019. The increase in stockholders’ equity during the current quarter was primarily due to net income of $12.7 million, partially offset by dividends of $882,000 and the common stock repurchases of $448,000. The Company repurchased 11,010 shares of its common stock during the quarter ended September 30, 2020, at an average price of $40.61 per share. Book value per common share was $52.82 at September 30, 2020, compared to $50.08 at June 30, 2020, and $44.61 at September 30, 2019.

The Bank is well capitalized under the minimum capital requirements established by the Federal Deposit Insurance Corporation (“FDIC”) at September 30, 2020 with a Community Bank Leverage Ratio (“CBLR”) of 10.7%, compared to the required CBLR of greater than 9.0% and the regulatory approved CBLR of 8.0% during the COVID-19 pandemic. The Company’s Tier 1 leverage capital ratio was 10.8% at September 30, 2020.

Credit Quality

The ALLL at September 30, 2020, increased to $24.8 million, or 1.63% of gross loans receivable, excluding loans HFS, compared to $21.5 million, or 1.47% of gross loans receivable, excluding loans HFS at June 30, 2020, and $12.8 million, or 0.96% of gross loans receivable, excluding loans HFS, at September 30, 2019. The adjusted ALLL to gross loans receivable, excluding loans HFS and PPP loans, was 1.72% at September 30, 2020 (See “Non-GAAP Financial Measures”). Non-performing loans decreased to $7.6 million at September 30, 2020, from $7.9 million at June 30, 2020 and increased from $2.2 million at September 30, 2019. The decrease in non-performing loans quarter over linked quarter was primarily a result of decreases in nonperforming consumer loans, and the year over year increase was associated with borrowers adversely impacted by the COVID-19 pandemic.

Loans classified as substandard increased $6.1 million to $18.5 million at September 30, 2020, compared to $12.4 million at June 30, 2020, and increased $11.1 million from $7.4 million at September 30, 2019. The quarter over linked quarter increase in substandard loans was attributable to the downgrade of two one-to-four-family loan relationships with combined principal balances of $6.5 million, primarily due to the COVID-19 pandemic. The year over year increase in substandard loans was primarily due to these loans and two commercial business loans totaling $4.3 million and two commercial real estate loans totaling $945,000 downgraded in the second quarter of 2020, with the addition of another commercial real estate loan in the amount of $1.1 million downgraded in the fourth quarter of 2019. There was one other real estate owned (“OREO”) property of $90,000 at both September 30, 2020 and June 30, 2020, compared to two OREO properties totaling $178,000 at September 30, 2019.

Included in the carrying value of gross loans are net discounts on loans purchased in the Anchor Bank acquisition. The remaining net discount on loans acquired was $1.8 million, $2.0 million, and $3.1 million, on $159.2 million, $168.7 million, and $223.7 million of gross loans at September 30, 2020, June 30, 2020, and September 30, 2019, respectively.

FS Bancorp Q3 Earnings
October 26, 2020

Management has identified loans that have either been directly or indirectly impacted by the COVID-19 pandemic and has downgraded the risk classification of these loans as needed. Commercial loans (non homogeneous loans) downgraded as a result of the COVID-19 pandemic and their respective industries at the dates indicated are as follows:

(Dollars in thousands)
Loan types:	September 30, 2020	June 30, 2020	March 31, 2020
Construction	$4,335	$4,704	$4,565
Education/worship	4,796	5,558	5,525
Food and beverage	14,346	16,199	12,988
Hospitality	43,903	44,136	15,578
Manufacturing	18,765	19,777	18,122
Retail	2,663	11,865	4,058
Transportation	4,992	4,532	5,111
Other	23,241	20,040	18,452
Total	$117,041	$126,811	$84,399

Management recognizes the potential impact of COVID-19 on all of our customers and will continue to prudently reserve for probable losses, including reserves against our homogenous residential and consumer portfolios.

Operating Results

Net interest income increased $1.2 million, to $18.9 million for the three months ended September 30, 2020, from $17.7 million for the three months ended September 30, 2019. This comparable quarter over quarter increase was primarily the result of an improved mix of loans versus other interest-bearing assets and increased balances in loans funded by lower cost deposits. Interest expense decreased $1.7 million, including a $1.6 million decrease in interest expense on deposits and a $79,000 decrease in interest expense on borrowings. Interest income decreased $483,000 including decreases of $400,000 in interest income on loans receivable, including fees, impacted primarily by the recent significant reduction in market interest rates on new loan originations and adjustable rate instruments, including PPP loans, and the impact of refinances of higher yielding one-to-four-family portfolio loans, along with an $83,000 decrease in interest and dividends on investment securities, and cash and cash equivalents. For the nine months ended September 30, 2020, net interest income increased $1.3 million, to $54.3 million, from $53.0 million for the nine months ended September 30, 2019 in a similar manner as for the three month comparison described above, with decreases in interest expense of $2.8 million and interest income of $1.5 million.

The net interest margin (“NIM”) decreased 62 basis points to 3.92% for the three months ended September 30, 2020, from 4.54% for the same period in the prior year, and decreased 58 basis points to 4.03% for the nine months ended September 30, 2020, from 4.61% for the nine months ended September 30, 2019. The average yield on PPP loans was 1.98%, including the recognition of the net deferred fees, resulting in a negative impact to the NIM of eight basis points during the quarter ended September 30, 2020. When including the net interest income impacts of the PPPLF, NIM was negatively impacted an additional 10 basis points during the quarter ended September 30, 2020. Management has included a NIM analysis in this release excluding the impact of PPP loans and PPPLF borrowings (See “Non-GAAP Financial Measures”). The comparable quarter over quarter decrease in NIM was impacted by lower yielding loans, including reduced interest rates on new fixed-rate real estate loan originations and adjustable-rate commercial loans as well as repricing loans from the March 2020 reductions in the targeted federal funds rate in response to COVID-19. The year over year decrease in NIM was mostly driven by lower

FS Bancorp Q3 Earnings
October 26, 2020

interest rates on new loan originations. The average cost of funds, including noninterest-bearing checking, decreased 63 basis points to 0.74% for the three months ended September 30, 2020, from 1.37% for the three months ended September 30, 2019. This decrease was predominantly due to the decrease in cost for market rate deposits and decreased borrowing costs as well as a strategic shift away from higher cost certificate of deposit funding. The year over year average cost of funds decreased 43 basis points to 0.93% for the nine months ended September 30, 2020, from 1.36% for the nine months ended September 30, 2019, likewise reflecting decreases in market interest rates over last year. Management remains focused on matching deposit/liability duration with the duration of loans/assets where appropriate.

For the three and nine months ended September 30, 2020, the provision for loan losses was $3.1 million and $11.4 million, compared to $573,000 and $2.2 million for the three and nine months ended September 30, 2019, primarily due to the adverse economic impact of the COVID-19 pandemic and the increase in the loan portfolio due to organic loan growth. During the three months ended September 30, 2020, net recoveries totaled $175,000 compared to net charge-offs of $147,000 for the same period last year. Net recoveries totaled $135,000 during the nine months ended September 30, 2020, compared to net charge-offs of $1.8 million during the nine months ended September 30, 2019.

Noninterest income increased $10.8 million, to $17.5 million, for the three months ended September 30, 2020, from $6.7 million for the three months ended September 30, 2019. The increase during the period primarily reflects an $11.6 million increase in gain on sale of loans, partially offset by a $1.1 million decrease in service charges and fee income primarily due to an increase in mortgage servicing rights amortization of $711,000, resulting from declining interest rates and increased refinancing activity. Noninterest income increased $23.2 million, to $40.6 million, for the nine months ended September 30, 2020, from $17.4 million for the nine months ended September 30, 2019. This increase was impacted by a $24.9 million increase in gain on sale of loans and a $1.5 million increase in other noninterest income mostly due to the net gain from a one-time sale of Class B Visa stock shares of $1.5 million, partially offset by a $3.6 million decrease in service charges and fee income, primarily due to an increase in mortgage servicing rights amortization of $3.2 million.

Noninterest expense increased $2.5 million, to $17.2 million for the three months ended September 30, 2020, from $14.7 million for the three months ended September 30, 2019. The increase in noninterest expense reflects a $2.4 million increase in salaries and benefits, primarily attributable to increases in incentives and commissions of $5.9 million driven by increased production of HFS loans and compensation of $792,000, partially offset by increases in recognized deferred costs on direct loan origination activities of $4.7 million. Noninterest expense increased $1.4 million, to $48.0 million for the nine months ended September 30, 2020, from $46.6 million for the nine months ended September 30, 2019. The increase during this period was primarily due to a $2.4 million increase in salaries and benefits, primarily attributable to increases in incentives and commissions of $11.2 million, again driven by increased production of HFS loans, and compensation of $2.0 million, partially offset by increases in recognized deferred costs on direct loan origination activities of $11.9 million, as well as no acquisition costs for the nine months ended September 30, 2020, compared to $1.9 million for the nine months ended September 30, 2019. Other increases between the periods included $1.1 million in the impairment of servicing rights, and $723,000 in operations expense, partially offset by decreases of $738,000 in loan costs and $612,000 in data processing.

FS Bancorp Q3 Earnings
October 26, 2020

About FS Bancorp

FS Bancorp, Inc., a Washington corporation, is the holding company for 1st Security Bank of Washington. The Bank provides loan and deposit services to customers who are predominantly small- and middle-market businesses and individuals in Western Washington through its 21 bank branches, one headquarter office that accepts deposits, and seven loan production offices in various suburban communities in the greater Puget Sound area, and one loan production office in the market area of the Tri-Cities, Washington. The Bank services home mortgage customers throughout Washington State with an emphasis in the Puget Sound and Tri-Cities home lending markets.

Forward-Looking Statements

When used in this press release and in other documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “believe,” “will,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events, many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially from those currently expected or projected in these forward-looking statements. Factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements, include but are not limited to, the following: the effect of the COVID-19 pandemic, including on the Company’s credit quality and business operations, as well as its impact on general economic and financial market conditions and other uncertainties resulting from the COVID-19 pandemic, such as the extent and duration of the impact on public health, the U.S. and global economies, and consumer and corporate customers, including economic activity, employment levels and market liquidity; increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets, the Company’s ability to execute its plans to grow its residential construction lending, mortgage banking, and warehouse lending operations, and the geographic expansion of its indirect home improvement lending; secondary market conditions for loans and the Company’s ability to originate loans for sale and sell loans in the secondary market; legislative and regulatory changes, including as a result of the COVID-19 pandemic; and other factors described in the Company’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the SEC which are available on its website at www.fsbwa.com and on the SEC's website at www.sec.gov. Any of the forward-looking statements that the Company makes in this press release and in the other public statements are based upon management's beliefs and assumptions at the time they are made and may turn out to be incorrect because of the inaccurate assumptions the Company might make, because of the factors illustrated above or because of other factors that cannot be foreseen by the Company. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause the Company’s actual results for 2020 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of the Company and could negatively affect its operating and stock performance.

FS Bancorp Q3 Earnings
October 26, 2020

FS BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share amounts) (Unaudited)

				Linked	Year
	September 30,	June 30,	September 30,	Quarter	Over Year
	2020	2020	2019	% Change	% Change
ASSETS
Cash and due from banks	$11,348	$12,214	$15,979	(7)	(29)
Interest-bearing deposits at other financial institutions	24,725	113,910	46,915	(78)	(47)
Total cash and cash equivalents	36,073	126,124	62,894	(71)	(43)
Certificates of deposit at other financial institutions	14,262	17,926	24,296	(20)	(41)
Securities available-for-sale, at fair value	173,101	168,709	106,038	3	63
Securities held-to-maturity	5,500	—	—	NM	NM
Loans held for sale, at fair value	215,123	139,410	80,619	54	167
Loans receivable, net	1,491,503	1,444,425	1,311,288	3	14
Accrued interest receivable	6,809	6,303	5,723	8	19
Premises and equipment, net	27,898	28,340	29,066	(2)	(4)
Operating lease right-of-use	5,251	4,730	4,713	11	11
Federal Home Loan Bank (“FHLB”) stock, at cost	6,553	7,659	7,995	(14)	(18)
Other real estate owned (“OREO”)	90	90	178	—	(49)
Bank owned life insurance (“BOLI”), net	36,006	35,788	35,136	1	2
Servicing rights, held at the lower of cost or fair value	11,736	10,672	11,193	10	5
Goodwill	2,312	2,312	2,312	—	—
Core deposit intangible, net	4,928	5,104	5,647	(3)	(13)
Other assets	17,481	11,164	7,899	57	121
TOTAL ASSETS	$2,054,626	$2,008,756	$1,694,997	2	21
LIABILITIES
Deposits:
Noninterest-bearing accounts	$356,843	$345,497	$281,073	3	27
Interest-bearing accounts	1,256,376	1,261,375	1,105,529	—	14
Total deposits	1,613,219	1,606,872	1,386,602	—	16
Borrowings	173,640	150,255	76,864	16	126
Subordinated note:
Principal amount	10,000	10,000	10,000	—	—
Unamortized debt issuance costs	(100)	(105)	(120)	(5)	(17)
Total subordinated note less unamortized debt issuance costs	9,900	9,895	9,880	—	—
Operating lease liability	5,468	4,945	4,881	11	12
Deferred tax liability, net	2,662	2,675	1,029	—	159
Other liabilities	29,187	25,473	21,484	15	36
Total liabilities	1,834,076	1,800,115	1,500,740	2	22
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value; 5,000,000 shares authorized; none issued or outstanding	—	—	—	—	—
Common stock, $.01 par value; 45,000,000 shares authorized; 4,263,091 shares issued and outstanding at September 30, 2020, 4,245,041 at June 30, 2020, and 4,452,872 at September 30, 2019	43	42	44	2	(2)
Additional paid-in capital	81,676	81,616	88,608	—	(8)
Retained earnings	135,921	124,090	105,672	10	29
Accumulated other comprehensive income, net of tax	3,285	3,334	583	(1)	463
Unearned shares – Employee Stock Ownership Plan (“ESOP”)	(375)	(441)	(650)	(15)	(42)
Total stockholders’ equity	220,550	208,641	194,257	6	14
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,054,626	$2,008,756	$1,694,997	2	21

FS Bancorp Q3 Earnings
October 26, 2020

FS BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts) (Unaudited)

	Three Months Ended			Qtr	Year
	September 30,	June 30,	September 30,	Over Qtr	Over Year
	2020	2020	2019	% Change	% Change
INTEREST INCOME
Loans receivable, including fees	$21,066	$20,564	$21,466	2	(2)
Interest and dividends on investment securities, cash and cash equivalents, and certificates of deposit at other financial institutions	1,162	1,149	1,245	1	(7)
Total interest and dividend income	22,228	21,713	22,711	2	(2)
INTEREST EXPENSE
Deposits	2,637	3,226	4,223	(18)	(38)
Borrowings	503	458	582	10	(14)
Subordinated note	170	169	171	1	(1)
Total interest expense	3,310	3,853	4,976	(14)	(33)
NET INTEREST INCOME	18,918	17,860	17,735	6	7
PROVISION FOR LOAN LOSSES	3,100	4,649	573	(33)	441
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	15,818	13,211	17,162	20	(8)
NONINTEREST INCOME
Service charges and fee income	546	96	1,619	469	(66)
Gain on sale of loans	16,228	13,365	4,583	21	254
Gain on sale of investment securities	118	182	—	(35)	100
Earnings on cash surrender value of BOLI	219	215	219	2	—
Other noninterest income	435	273	323	59	35
Total noninterest income	17,546	14,131	6,744	24	160
NONINTEREST EXPENSE
Salaries and benefits	10,225	7,420	7,865	38	30
Operations	2,809	2,573	2,360	9	19
Occupancy	1,167	1,216	1,104	(4)	6
Data processing	1,127	1,051	1,148	7	(2)
Gain on sale of OREO	—	—	(40)	—	(100)
OREO expenses	—	2	1	(100)	(100)
Loan costs	593	451	903	31	(34)
Professional and board fees	601	668	654	(10)	(8)
Federal Deposit Insurance Corporation (“FDIC”) insurance	290	158	(29)	84	(1,100)
Marketing and advertising	109	103	178	6	(39)
Acquisition costs	—	—	257	—	(100)
Amortization of core deposit intangible	176	177	190	(1)	(7)
Impairment on servicing rights	82	803	131	(90)	(37)
Total noninterest expense	17,179	14,622	14,722	17	17
INCOME BEFORE PROVISION FOR INCOME TAXES	16,185	12,720	9,184	27	76
PROVISION FOR INCOME TAXES	3,472	2,700	2,040	29	70
NET INCOME	$12,713	$10,020	$7,144	27	78
Basic earnings per share	$2.99	$2.34	$1.62	28	85
Diluted earnings per share	$2.94	$2.30	$1.58	28	86

FS Bancorp Q3 Earnings
October 26, 2020

	Nine Months Ended		Year
	September 30,	September 30,	Over Year
	2020	2019	% Change
INTEREST INCOME
Loans receivable, including fees	$62,370	$63,677	(2)
Interest and dividends on investment securities, cash and cash equivalents, and certificates of deposit at other financial institutions	3,520	3,710	(5)
Total interest and dividend income	65,890	67,387	(2)
INTEREST EXPENSE
Deposits	9,670	11,989	(19)
Borrowings	1,458	1,932	(25)
Subordinated note	511	508	1
Total interest expense	11,639	14,429	(19)
NET INTEREST INCOME	54,251	52,958	2
PROVISION FOR LOAN LOSSES	11,435	2,233	412
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	42,816	50,725	(16)
NONINTEREST INCOME
Service charges and fee income	1,566	5,131	(69)
Gain on sale of loans	35,492	10,556	236
Gain on sale of investment securities	300	32	838
Earnings on cash surrender value of BOLI	650	651	—
Other noninterest income	2,560	1,012	153
Total noninterest income	40,568	17,382	133
NONINTEREST EXPENSE
Salaries and benefits	27,192	24,757	10
Operations	7,785	7,062	10
Occupancy	3,492	3,446	1
Data processing	3,158	3,770	(16)
Loss (gain) on sale of OREO	2	(125)	(102)
OREO expenses	2	12	(83)
Loan costs	1,544	2,282	(32)
Professional and board fees	1,950	1,820	7
FDIC insurance	574	358	60
Marketing and advertising	358	505	(29)
Acquisition costs	—	1,855	(100)
Amortization of core deposit intangible	529	570	(7)
Impairment of servicing rights	1,399	278	403
Total noninterest expense	47,985	46,590	3
INCOME BEFORE PROVISION FOR INCOME TAXES	35,399	21,517	65
PROVISION FOR INCOME TAXES	7,499	4,718	59
NET INCOME	$27,900	$16,799	66
Basic earnings per share	$6.49	$3.80	71
Diluted earnings per share	$6.38	$3.71	72

FS Bancorp Q3 Earnings
October 26, 2020

KEY FINANCIAL RATIOS AND DATA (Unaudited)

	At or For the Three Months Ended
	September 30,	June 30,	September 30,
	2020	2020	2019
PERFORMANCE RATIOS:
Return on assets (ratio of net income to average total assets) (1)	2.51%	2.08%	1.71%
Return on equity (ratio of net income to average equity) (1)	24.04	19.77	14.75
Yield on average interest-earning assets (1)	4.60	4.75	5.81
Interest incurred on liabilities as a percentage of average noninterest-bearing deposits and interest-bearing liabilities (1)	0.74	0.91	1.37
Interest rate spread information – average during period	3.86	3.84	4.44
Net interest margin (1)	3.92	3.91	4.54
Operating expense to average total assets (1)	3.39	3.03	3.53
Average interest-earning assets to average interest-bearing liabilities	134.22	132.98	133.59
Efficiency ratio (2)	47.11	45.71	60.14

	At or For the Nine Months Ended
	September 30,	September 30,
	2020	2019
PERFORMANCE RATIOS:
Return on assets (ratio of net income to average total assets) (1)	1.97%	1.38%
Return on equity (ratio of net income to average equity) (1)	18.11	11.93
Yield on average interest-earning assets (1)	4.89	5.87
Interest incurred on liabilities as a percentage of average noninterest-bearing deposits and interest-bearing liabilities (1)	0.93	1.36
Interest rate spread information – average during period	3.96	4.51
Net interest margin (1)	4.03	4.61
Operating expense to average total assets (1)	3.38	3.82
Average interest-earning assets to average interest-bearing liabilities	133.27	131.26
Efficiency ratio (2)	50.61	66.24

	September 30,	June 30,	September 30,
	2020	2020	2019
ASSET QUALITY RATIOS AND DATA:
Non-performing assets to total assets at end of period (3)	0.37%	0.40%	0.14%
Non-performing loans to total gross loans (4)	0.50	0.54	0.17
Allowance for loan losses to non-performing loans (4)	327.94	272.40	582.61
Allowance for loan losses to gross loans receivable, excluding HFS loans	1.63	1.47	0.96

CAPITAL RATIOS, BANK ONLY:
Community Bank Leverage Ratio	10.67%	10.85%	11.63%

CAPITAL RATIOS, COMPANY ONLY:
Tier 1 leverage-based capital	10.84%	10.54%	11.32%

FS Bancorp Q3 Earnings
October 26, 2020

	At or For the Three Months Ended
	September 30,		June 30,		September 30,
	2020		2020		2019
PER COMMON SHARE DATA:
Basic earnings per share	$2.99		$2.34		$1.62
Diluted earnings per share	$2.94		$2.30		$1.58
Weighted average basic shares outstanding	4,224,821		4,232,776		4,401,303
Weighted average diluted shares outstanding	4,295,334		4,305,249		4,498,380
Common shares outstanding at end of period	4,175,598	(5)	4,165,944	(6)	4,354,335	(7)
Book value per share using common shares outstanding	$52.82		$50.08		$44.61
Tangible book value per share using common shares outstanding (8)	$51.08		$48.30		$42.79

(1)	Annualized.
(2)	Total noninterest expense as a percentage of net interest income and total noninterest income.
(3)	Non-performing assets consist of non-performing loans (which include non-accruing loans and accruing loans more than 90 days past due), foreclosed real estate and other repossessed assets.
(4)	Non-performing loans consist of non-accruing loans and accruing loans 90 days or more past due.
(5)	Common shares were calculated using shares outstanding of 4,263,091 at September 30, 2020, less 55,092 unvested restricted stock shares, and 32,401 unallocated ESOP shares.
(6)	Common shares were calculated using shares outstanding of 4,245,041 at June 30, 2020, less 40,215 unvested restricted stock shares, and 38,882 unallocated ESOP shares.
(7)	Common shares were calculated using shares outstanding of 4,452,872 at September 30, 2019, less 40,215 unvested restricted stock shares, and 58,322 unallocated ESOP shares.
(8)	Tangible book value per share using outstanding common shares excludes intangible assets. This ratio represents a non-GAAP financial measure. See also, “Non-GAAP Financial Measures” below.

(Dollars in thousands)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		QTR Over QTR	Year Over Year
Average Balances	2020	2019	2020	2019	$ Change	$ Change
Assets
Loans receivable, net deferred loan fees (1)	$1,648,070	$1,368,962	$1,537,365	$1,352,006	$279,108	$185,359
Securities available-for-sale, at fair value	165,095	99,813	151,176	99,545	65,282	51,631
Securities held-to-maturity	2,462	-	826	-	2,462	826
Interest-bearing deposits and certificates of deposit at other financial institutions	97,473	74,234	100,836	75,425	23,239	25,411
FHLB stock, at cost	7,219	8,334	8,240	8,482	(1,115)	(242)
Total interest-earning assets	1,920,319	1,551,343	1,798,443	1,535,458	368,976	262,985
Noninterest-earning assets	94,190	101,873	97,435	96,603	(7,683)	832
Total assets	$2,014,509	$1,653,216	$1,895,878	$1,632,061	$361,293	$263,817
Liabilities and stockholders’ equity
Interest-bearing accounts	$1,268,795	$1,068,189	$1,200,796	$1,066,595	$200,606	$134,201
Borrowings	152,045	83,208	138,749	93,356	68,837	45,393
Subordinated note	9,897	9,877	9,892	9,872	20	20
Total interest-bearing liabilities	1,430,737	1,161,274	1,349,437	1,169,823	269,463	179,614
Noninterest-bearing accounts	344,731	276,689	314,789	253,529	68,042	61,260
Other noninterest-bearing liabilities	28,698	23,075	25,837	20,457	5,623	5,380
Stockholders’ equity	210,343	192,178	205,815	188,252	18,165	17,563
Total liabilities and stockholders’ equity	$2,014,509	$1,653,216	$1,895,878	$1,632,061	$361,293	$263,817

(1) Includes loans held for sale.

FS Bancorp Q3 Earnings
October 26, 2020

Non-GAAP Financial Measures:

In addition to financial results presented in accordance with generally accepted accounting principles utilized in the United States (“GAAP”), this earnings release contains the tangible book value per share, adjusted NIM excluding PPP loans and PPPLF activity, and adjusted ALLL excluding PPP loans as non-GAAP financial measures.

Tangible common stockholders’ equity is calculated by excluding intangible assets from stockholders’ equity. For this financial measure, the Company’s intangible assets are goodwill and core deposit intangible. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding. The Company believes that this non-GAAP measure is consistent with the capital treatment utilized by the investment community, which excludes intangible assets from the calculation of risk-based capital ratios and presents this measure to facilitate comparison of the quality and composition of the Company's capital over time and in comparison to its competitors. The Company believes that presenting NIM excluding the effect of PPP loans and the PPPLF, and the ALLL excluding PPP loans is useful in assessing the impact of these special governmental sponsored programs as both the PPP loan balance and PPPLF borrowings are anticipated to substantially decrease within a short time upon forgiveness by the SBA of the PPP loans.

These non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Further, these non-GAAP financial measures should not be considered in isolation or as a substitute for those measures in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies.

Reconciliation of the GAAP book value per share and non-GAAP tangible book value per share is presented below:

	September 30,	June 30,	September 30,
(Dollars in thousands, except share and per share amounts)	2020	2020	2019
Stockholders' equity	$220,550	$208,641	$194,257
Goodwill and core deposit intangible, net	(7,240)	(7,416)	(7,959)
Tangible common stockholders' equity	$213,310	$201,225	$186,298

Common shares outstanding at end of period	4,175,598	4,165,944	4,354,335

Common stockholders' equity (book value) per share (GAAP)	$52.82	$50.08	$44.61
Tangible common stockholders' equity (tangible book value) per share (non-GAAP)	$51.08	$48.30	$42.79

FS Bancorp Q3 Earnings
October 26, 2020

Reconciliation of the NIM (non-GAAP) which excludes PPP loans and PPPLF borrowings, as compared to NIM (GAAP), for the periods indicated:

	Three Months Ended	Nine Months Ended
(Dollars in thousands)	September 30, 2020	September 30, 2020
Net interest margin (GAAP)	3.92%	4.03%

Net interest income before provision (GAAP)	$18,918	$54,251
Interest income on PPP loans	(187)	(341)
Accreted fees/costs on PPP loans, net	(183)	(346)
Interest expense on PPPLF borrowings	60	104
Interest income on PPPLF borrowings proceeds (1)	(280)	(519)
Net interest income before provision, excluding interest and accreted fees/costs, net on PPP loans and interest income and expense related to PPPLF borrowings (non-GAAP)	$18,328	$53,149

Average interest-earning assets (GAAP)	1,920,319	1,798,433
Average proceeds from PPPLF borrowings	(65,628)	(38,496)
Average PPP loan balance	(74,203)	(45,560)
Adjusted average interest earning assets (non-GAAP)	$1,780,488	$1,714,377

Days in period	92	274

Days in year	366	366

Net interest margin adjusted for PPP loans and PPPLF (non-GAAP)	4.10%	4.14%

(1) Assumes proceeds from PPPLF borrowings reinvested at the Company's blended yield on investment securities, cash and cash equivalents, and certificates of deposit at other financial institutions.

Reconciliation of the ALLL (non-GAAP) which excludes PPP loans, as compared to the ALLL (GAAP) for the periods indicated:

	September 30,	June 30,	March 31,
(Dollars in thousands)	2020	2020	2020
Total gross loans receivable, excluding loans HFS (GAAP)	$1,519,418	$1,468,908	$1,411,874
PPP Loans	(74,133)	(75,272)	—
Gross loans receivable, excluding loans HFS and PPP loans (non-GAAP)	$1,445,285	$1,393,636	$1,411,874

ALLL (GAAP)	$(24,799)	$(21,525)	$(16,872)

Adjusted ALLL to gross loans receivable, excluding loans HFS and PPP loans (non-GAAP)	1.72%	1.54%	1.20%
ALLL to gross loans receivable, excluding loans HFS (GAAP)	1.63%	1.47%	1.20%

Contacts:
Joseph C. Adams,
Chief Executive Officer
Matthew D. Mullet,
Chief Financial Officer
(425) 771-5299
www.FSBWA.com